Exhibit 99.1

Franklin Bank Corp. Completes Acquisition of Elgin Bank

HOUSTON, July 18 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin) announced the closing of its acquisition of Elgin Bank of Texas (Elgin) for approximately $11.7 million in cash and 628,698 shares of Franklin Bank Corp. common stock. As of March 31, 2005, Elgin had approximately $81.7 million in assets, $71.1 million in deposits and $10.2 million in shareholders’ equity.

Elgin will be a valuable addition to the Franklin Family of Community Banks. With the addition of Elgin’s three banking offices, Franklin Bank now has five convenient locations in Bastrop County.

Anthony J. Nocella, President and Chief Executive Officer of Franklin, said, “The Franklin Family of Community Banks will increase the banking convenience for the Elgin customers who will now have the opportunity to bank at 27 other banking locations. The Franklin Family of Community Banks consists of seven different banks. In Central Texas, our customers will be able to use any of the locations within Franklin Bank, Lost Pines Bank, Highland Lakes Bank, and now Elgin Bank. When traveling in East Texas our customers will be able to use any of the locations within Cedar Creek Bank, Jacksonville Bank, and First Athens Bank.”

Nocella continued, “We are looking forward to working with the Elgin team. Elgin Bank will retain its identity. After the acquisition, the customers of Elgin Bank will have a greater variety of financial services and products. We have the second largest market share in the rapidly growing Bastrop County. The mission of Franklin Bank is to deliver high-quality customer service in our communities.”

Mike Davis, President and Chief Executive Officer of Elgin, said, “During the past months, we have worked with and developed relationships with the management team of Franklin. They believe in the importance of community banking and the importance of local decision making authority. As part of the Franklin Family of Community Banks, we will have greater recognition, visibility and financial flexibility with which to serve our customers, employees and communities. Elgin Bank will still provide outstanding customer service through our same friendly and knowledgeable bankers.”

Corporate Overview

Franklin Bank Corp. , through its subsidiary Franklin Bank S.S.B., is engaged in community banking, commercial lending, and mortgage banking. The Franklin Family of Community Banks currently includes Cedar Creek Bank, Elgin Bank, First Athens Bank, Franklin Bank, Highland Lakes Bank, Jacksonville Bank, and Lost Pines Bank. In addition to its corporate headquarters in Houston, the Franklin Family now has 30 community banking offices throughout Texas — 18 in the East Texas market and 12 in the Central Texas market. We also engage in lending nationwide through six regional commercial lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix, and 53 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please visit our website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Statements

This announcement includes forward-looking statements. These forward- looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined company; the general economic conditions, either nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies’ business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

Forward-looking statements may also be influenced by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties.

We caution that the foregoing lists are not exhaustive. Investors should carefully consider the aforementioned risks and factors as well as other uncertainties and events.

Investor Relations Contact: Kris Dillon 713-339-8999